                                                                     EXHIBIT 11

                             IMAGE SCIENCES, INC.

                       COMPUTATION OF PER SHARE EARNINGS
                   (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                              SIX MONTHS ENDED
                                   YEARS ENDED JULY 31,          JANUARY 31,
                              ------------------------------- -----------------
                                  1994        1995      1996    1996     1997
                              ------------ ----------- ------ -------- --------
IMAGE SCIENCES
Net earnings.................   $ 2,169      $2,003    $2,321 $    851 $  1,045
                                =======      ======    ====== ======== ========
Average common shares
 outstanding.................     3,760       3,979     4,299    4,185    4,299
Average common share
 equivalents:
  Options and warrants.......     1,968       1,763     1,170    1,417    1,117
                                -------      ------    ------ -------- --------
Average number of common
 shares and common share
 equivalents outstanding.....     5,728       5,742     5,469    5,602    5,416
                                =======      ======    ====== ======== ========
Earnings per common share....   $  0.38      $ 0.35    $ 0.43 $   0.15 $   0.19
                                =======      ======    ====== ======== ========
                                           SIX MONTHS
                               YEAR ENDED     ENDED
                                JULY 31,   JANUARY 31,
                                  1996        1997
                              ------------ -----------
PRO FORMA COMBINED(1)
Net earnings.................   $   451      $  486
                                =======      ======
Average common shares
 outstanding(2)..............     8,948       8,948
Average common share
 equivalents:
  Options and warrants.......     1,005       1,005
                                -------      ------
Average number of common
 shares and common share
 equivalents outstanding.....     9,953       9,953
                                =======      ======
Earnings per common share....   $  0.05      $ 0.05
                                =======      ======
                               YEAR ENDED
                              DECEMBER 31,
                                  1996
                              ------------
FORMMAKER HISTORICAL
Net earnings.................   $(1,490)
                                =======
Average common shares
 outstanding(3)..............     5,963
Average common share
 equivalents:
  Options and warrants.......       373
                                -------
Average number of common
 shares and common share
 equivalents outstanding.....     6,336
                                =======
Earnings per common share....   $ (0.25)
                                =======

--------

(1) Computation is based on the DocuCorp Class B Common Stock being included in the earnings per share computation. If such shares are excluded from the computation, earnings per share is $0.09 for the year ended July 31, 1996 and $0.09 for the six months ended January 31, 1997.
(2) Includes shares represented by DocuCorp Class B Common Stock.
(3) FormMaker had a net loss for the year; thus, common equivalent shares are anti-dilutive. Only weighted-average common shares outstanding of 5,963 are used in the calculation of earnings per share.